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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE - JULY 18, 2002


                  NS GROUP REPORTS SECOND QUARTER 2002 RESULTS

(NEWPORT, KENTUCKY - JULY 18, 2002) NS Group, Inc. announced today its results for the quarter ended June 30, 2002. Net sales for the quarter were $54.9 million, a 41 percent increase from the first quarter of 2002. The company reported an operating loss of $1.6 million for the quarter compared to an operating loss of $12.6 million in the first quarter of 2002. Net loss for the quarter was $3.9 million, or a $0.19 loss per diluted share, compared to a net loss of $14.3 million, or a $0.69 loss per diluted share, in the first quarter of 2002.

Net sales for the six-month period ended June 30, 2002 were $93.7 million, compared to $184.8 million for the six months ended June 30, 2001. Operating loss for the first six months of 2002 was $14.2 million, compared to an operating loss of $43.8 million, including restructuring charges of $56.2 million, for the comparable prior year period. The company reported a net loss of $18.2 million, or an $0.88 loss per diluted share, compared to a net loss of $45.6 million, or a $2.17 loss per diluted share, including restructuring charges of $2.68 per diluted share, in the prior year period.

EBITDA (earnings from continuing operations before extraordinary items, net interest expense, taxes, depreciation and amortization and restructuring charges) was a positive $1.2 million in the second quarter of 2002 compared to a negative $9.7 million in the first quarter of 2002. EBITDA was a negative $8.4 million for the first six months of 2002 compared to a positive $22.0 million in the first six months of 2001.

President and CEO, Rene J. Robichaud stated, "Our second quarter financial results improved dramatically over the first quarter due to an increase in shipments of OCTG products and, very importantly, a much better operating performance. Our employees have worked diligently in containing costs and I thank them for their fine effort. We will continue to place our focus on operational excellence. In addition, we will pursue revenue growth opportunities. Our Houston-based sales office, which brings us closer to many of our customers and provides for better coordination of our sales and marketing efforts, is scheduled to open in the fourth quarter of this year."

Robichaud went on to say, "The marketplace clearly improved in the second quarter. The U.S. drilling rig count increased by 100 rigs during the quarter and currently stands at 848 active rigs. We expect rig count will continue to increase to approximately 950 rigs by year-end. As such, we believe our shipments and selling prices will likewise improve during the second half of the year. It is important to note that we expect to see higher coil costs over the next six months. However, much of the increase in coil purchase costs are expected to be offset by selected tubular price increases. We estimate a loss in the area of $0.13 per diluted share in the third quarter of 2002 which will include a $0.6 million non-cash charge ($0.03 per diluted share)

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related to the write-off of deferred financing costs and debt discount associated with the July 2002 redemption of $35.0 million of our senior secured notes."

The company will host a conference call and simultaneous web cast to discuss second quarter results at 10:00 A.M. ET on Friday, July 19, 2002. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS.

                               ##################

CONTACT:    LINDA A. PLEIMAN
            DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
            (859) 292-6814
            www.nsgrouponline.com
            ---------------------

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                                NS Group, Inc.
                          Summarized Financial Data
     (In thousands, except per share amounts, tons shipped, selling price and rig count)
                                 (Unaudited)

                                                              Three Months Ended                 Six Months Ended
                                                    -------------------------------------     -----------------------
                                                     June 30,      March 31,    June 30,       June 30,     June 30,
                                                       2002          2002         2001           2002         2001
                                                    ---------     ---------     ---------     ---------     ---------

Net sales                                           $  54,851     $  38,848     $ 102,727     $  93,699     $ 184,841
Cost of products sold                                  52,598        47,081        87,268        99,679       161,985
                                                    ---------     ---------     ---------     ---------     ---------
        Gross profit (loss)                             2,253        (8,233)       15,459        (5,980)       22,856
Selling, general and administrative expenses            3,872         4,322         5,476         8,194        11,101
Restructuring charges                                       -             -             -             -        55,585
                                                    ---------     ---------     ---------     ---------     ---------
        Operating income (loss) (a)                    (1,619)      (12,555)        9,983       (14,174)      (43,830)
                                                                                        -             -
Investment income                                         370           751         1,286         1,121         2,124
Interest expense                                       (2,658)       (2,596)       (2,580)       (5,254)       (5,102)
Other income, net                                         (12)           93           206            81         1,305
                                                    ---------     ---------     ---------     ---------     ---------
        Income (loss) before extraordinary items
             and income taxes                          (3,919)      (14,307)        8,895       (18,226)      (45,503)
Provision (benefit) for income taxes                        -             -             -             -             -
                                                    ---------     ---------     ---------     ---------     ---------
        Income (loss) before extraordinary items       (3,919)      (14,307)        8,895       (18,226)      (45,503)
Extraordinary items, net of income taxes                    -             -             -             -           (59)
                                                    ---------     ---------     ---------     ---------     ---------
        Net income (loss) (a)                       $  (3,919)    $ (14,307)    $   8,895     $ (18,226)    $ (45,562)
                                                    =========     =========     =========     =========     =========
Per common share - diluted (a)
        Income (loss) before extraordinary items    $   (0.19)    $   (0.69)    $    0.41     $   (0.88)    $   (2.17)
        Extraordinary items, net of income taxes            -             -             -             -             -
                                                    ---------     ---------     ---------     ---------     ---------
        Net income (loss) (a)                       $   (0.19)    $   (0.69)    $    0.41     $   (0.88)    $   (2.17)
                                                    =========     =========     =========     =========     =========

Weighted average shares outstanding
        Basic                                          20,647        20,646        20,994        20,646        20,971
        Diluted                                        20,647        20,646        21,689        20,646        20,971

EBITDA (b)                                          $   1,229       ($9,657)    $  13,057       ($8,428)    $  21,967

Product shipments (tons):
        Energy products - welded                       63,600        40,700        96,200       104,300       170,100
        Energy products - seamless                     32,200        25,300        57,000        57,500       102,000
        Industrial products - SBQ (c)                       -             -         9,900             -        23,900

Revenue per ton:
        Energy products - welded                    $     424     $     427     $     490     $     425     $     493
        Energy products - seamless                        867           848           899           858           886
        Industrial products - SBQ (c)                       -             -           390             -           412

Average rig count                                         808           814         1,239           811         1,190

NOTES:

(a) Results for the six months ended June 30, 2001, include restructuring charges of $56.2 million which reduced net income by $56.2 million or $2.68 per share. Excluding these charges, operating income would have been $12.4 million, and net income and income per diluted share would have been $10.7 million and $0.49, respectively.
(b) Represents earnings (loss) before net interest expense, taxes, depreciation, amortization and restructuring charges.
(c)  NS Group exited the SBQ business in the second quarter of 2001.